Exhibit 10.1

[Letterhead of Del Global Technologies Corp.]

November 1, 2005

Chris Japp

10093 Bridgewater Bay

Woodbury, MN 55129

Re:	Employment Offer

Dear Chris:

I am pleased to extend you an offer of employment as President of the Medical Systems Group of Del Global Technologies Corp., a New York corporation (the “Company”). The following sets forth the terms of employment as President of the Medical Systems Group of the Company.

Your employment is conditioned upon and will commence upon the satisfaction of all the conditions set forth in this letter. Your compensation will include an annual salary of $225,000. You will be eligible to receive an annual bonus with a target of 40% of your annual base salary based upon objectives to be mutually agreed to by you and the Company (the “Bonus”). Therefore, the Bonus is not guaranteed and may range from 0% to 40% of your base salary.

Management of the Company will recommend to the Board of Directors of the Company a grant to you of a stock option to purchase 50,000 shares (the “Shares”) of common stock, $.10 par value, of the Company pursuant to and in accordance with the Company’s Amended and Restated Stock Option Plan.

The Company will reimburse you for your reasonable out-of-pocket relocation expenses incurred by you in connection with the sale of your current home and your relocation to the Chicago, Illinois area, subject to prior written approval of such expenses by the Company and submission by you of appropriate documentation for such expenses to the Company (the “Relocation Expenses”). The Company will provide to you for the first 90 days residence at a local extended-stay facility that the Company uses (the “Housing Expenses”). You shall be entitled to receive an additional payment (a “Gross-Up Payment”) from the Company in an amount such that after payment by you of all taxes including, without limitation, any income taxes, you retain an amount of the Gross-Up Payment equal to the taxes imposed upon the Relocation Expenses and the Housing Expenses. In addition, the Company will reimburse you for airfare and hotel in accordance with the Company’s travel policies for you and your spouse to travel from Minnesota to the Chicago, Illinois area up to three (3) times for house hunting. All monies advanced as Relocation Expenses and Housing Expenses are to be reimbursed by you in full should you voluntarily terminate your employment prior to the completion of one year of employment with the Company.

The Company will provide you with an automobile allowance of $850.00 per month.

You are also eligible for twenty (20) paid vacation days per year. Any vacation days not used cannot be carried forward and will have no cash value.

You will be entitled to severance in the event your employment is terminated by the Company without cause prior to the one-year anniversary of your employment with the Company equal to three (3) months base salary. You will not be entitled to severance in the event your employment is terminated by the Company for cause.

You will be eligible for Del Medical’s health benefit and dental programs on the first day of the month following 60 days of employment. Our health and dental insurance is contributory.

Family medical coverage currently costs $275.00 per month, employee and spouse $190.00, employee and child $165.00 and single coverage $90.00. Dental costs for the PPO plan are $86.26 per month for primary participant, plus 2 or more dependents, $58.86 for primary participant, plus one dependent, and $31.46 for primary participant only. Dental costs for the DMO plan are $63.67 per month for primary participant, plus 2 or more dependents, $41.90 for primary participant, plus one dependent, and $20.08 for primary participant only. A benefits package will be sent to you under separate cover at the time you are eligible and the plan is subject to change.

We also offer a Flexible Spending Account program to allow you to set-aside pre-tax monies to cover certain health and dependent day care expenses. Specific details are available from Human Resources.

You will be covered under our group life insurance at one times your annual base salary to a maximum of $200,000, and subject to plan rules. Additionally, you will be able to purchase supplemental term life and long-term disability insurance.

Del Global’s 401(k) plan provides a vehicle to help you invest for your retirement years with pre-tax dollars. Key features of the plan include:

•	A Company-matching contribution of 50% of the first 4% of salary you invest in the plan subject to plan and statutory limits, after twelve (12) months of service,
•	Profit Sharing contributions should certain Company financial performance and plan participation goals be met,
•	A diversified investment option portfolio sponsored by ING Life Insurance and Annuity Company,
•	An accelerated vesting schedule (100% vested in Company contributions after 3 years of service), and
•	Immediate eligibility to contribute to the plan.

This offer of employment is contingent on the completion by the Company of a background check on you to the satisfaction of the Company. In addition, this offer of employment is contingent upon approval of this offer by the Board of Directors of the Company.

To comply with Federal Immigration Law, we ask that you provide the Company with proof of your identity and citizenship. This can take the form of any two documents such as a birth certificate or passport, along with your driver’s license as photo identification. The Company will copy these documents and immediately return them to you.

You represent and warrant that your employment with the Company and your execution of this letter do not, and that your performance in accordance with this letter will not, violate the provisions of any agreement or instrument to which you are a party or any decree, judgment or order to which you are subject.

The terms of this offer do not and are not intended to create either an expressed or implied contract of employment for a specified period of time. It is understood that you are voluntarily entering into employment at will with the Company and either you or the Company can terminate the employment relationship at any time with or without prior notice for any reason whatsoever or no reason at all. Moreover, both you and the Company acknowledge that there is no agreement express or implied for any specific period of employment, or for continued employment.

During the course of your employment, you may be asked to review and sign documents, including but not limited to, those that concern the non-disclosure of confidential information, and if you should leave the employ of the Company, the prompt return of all Company property then in your possession. Your execution of these confidentiality agreements and adherence to their terms are a condition of your employment.

Please indicate your acceptance of this offer by signing below and returning this letter in its entirety to me within two (2) business days of the date of this letter. Please remember to keep one (1) copy for your records.

Sincerely,

/s/ Walter F. Schneider
Name: Walter F. Schneider
Title: Chief Executive Officer and President

cc:	Personnel File

Agreed and Accepted as of the date first

written above.

/s/ Chris Japp

Chris Japp

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